As filed with the Securities and Exchange Commission on July 3, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextEra Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	30-0818558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Universe Boulevard

Juno Beach, Florida 33408-0420

(561) 694-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Charles E. Sieving, Esq.

General Counsel

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

(561) 694-4700

(Name and addresses, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

Thomas P. Giblin, Jr., Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests
Preferred units representing limited partner interests
Warrants
Rights
Debt securities
Equity purchase contracts
Equity purchase units
Total		$0(2)

(1)	An unspecified aggregate initial offering of the securities of each identified class is being registered as may from time to time be offered by NextEra Energy Partners, LP, if and as allowed, at unspecified prices, along with an additional indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder.
(2)	In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933.

PROSPECTUS

Common Units

Preferred Units

Warrants

Rights

Debt Securities

Equity Purchase Contracts

Equity Purchase Units

NextEra Energy Partners, LP may offer and sell, from time to time, in one or more series, the following securities, including any combination of such securities, under this prospectus:

•	common units representing limited partner interests;

•	preferred units representing limited partner interests;

•	warrants to purchase common units or preferred units;

•	rights to purchase common units or preferred units;

•	debt securities;

•	equity purchase contracts; and

•	equity purchase units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. You should read this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference,” carefully before you invest.

Our common units are listed on the New York Stock Exchange and trade under the symbol “NEP.”

We may offer the securities through underwriters or dealers on a firm commitment basis. The supplements to this prospectus will include the names of underwriters or dealers that we retain. The “Plan of Distribution” section beginning on page 42 of this prospectus also provides more information on this topic.

Investing in the securities involves risks. Limited partnerships and limited partner interests are inherently different than corporations and shares of capital stock of a corporation. You should carefully consider the risk factors described under “Risk Factors” beginning on page 1 of this prospectus, contained in any applicable prospectus supplement and in the documents incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 3, 2018

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized by our board of directors (our “Board”).

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The applicable prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with information contained in an applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference from earlier SEC filings listed in the registration statement.

In this prospectus, “NEP,” “we,” “us,” “our,” and similar terms refer to NextEra Energy Partners, LP, unless the context requires otherwise, and “you” or “your” refer to prospective investors in NEP.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partnerships and limited partner interests are inherently different than corporations and shares of capital stock of a corporation, although we are treated as a corporation for U.S. federal income tax purposes. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any applicable prospectus supplement, including those included in our most recent Annual Report on Form 10-K, including any amendments thereto, and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be materially and adversely affected. In that case, we might not be able to pay distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment in us.

NEP

We are a growth-oriented limited partnership formed to acquire, manage and own contracted clean energy projects with stable long-term cash flows. At March 31, 2018, we owned a controlling, non-economic general partner interest and an approximately 34.9% limited partner interest in the common units of NextEra Energy Operating Partners, LP (“NEP OpCo”). Through NEP OpCo, we own a portfolio of contracted renewable generation assets consisting of wind and solar projects and a portfolio of contracted natural gas pipeline assets.

We were formed as a Delaware limited partnership in March 2014. Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes.

Our principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, our telephone number is (561) 694-4700, and our mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to NEP OpCo in exchange for NEP OpCo common units. NEP OpCo intends to use such net proceeds for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table shows our consolidated ratio of earnings to fixed charges for each of our last five fiscal years:

Years ended December 31,
2017	2016	2015	2014	2013
2.31	3.67	2.21	1.69	0.94

Our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2018 was 1.00. For the year ended December 31, 2013, we had a deficit of earnings to fixed charges of approximately $5 million.

The following table shows our consolidated ratio of earnings to combined fixed charges and preferred unit distributions for each of our last five fiscal years:

Years ended December 31,
2017	2016	2015	2014	2013
2.23	3.67	2.21	1.69	0.94

Our consolidated ratio of earnings to combined fixed charges and preferred unit distributions for the three months ended March 31, 2018 was 0.99. For the three months ended March 31, 2018, we had a deficit of earnings to fixed charges and preferred unit distributions of approximately $1 million. For the year ended December 31, 2013, we had a deficit of earnings and preferred unit distributions to fixed charges of approximately $5 million.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, the registration statement. This prospectus and any applicable prospectus supplement do not contain all of the information found in the registration statement and exhibits and schedules to the registration statement. For further information about us and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus or any applicable prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus or any applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement of which this prospectus is a part or to the annual, quarterly or other reports under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are incorporated by reference herein, each statement is qualified in all respects by the exhibit to which the reference relates.

We file annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including information we file. We also maintain a website (www.nexteraenergypartners.com). Information on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus, any applicable prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any applicable prospectus supplement. We incorporate by reference the following documents we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017,

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018,

•	our Current Reports on Form 8-K filed with the SEC on March 27, 2018, April 4, 2018 and June 29, 2018, and

•	the description of our common units contained in our Registration Statement on Form 8-A filed with the SEC on June 23, 2014, as amended by a Form 8-A/A filed on August 7, 2017, and including any further amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until all of the securities covered by this registration statement have been sold.

You may obtain copies of any of these filings without charge from our website www.nexteraenergypartners.com, or by contacting the SEC or accessing its website as described above. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these documents, at no cost to you, by writing or telephoning us at:

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Attention: Corporate Secretary

Telephone: (561) 694-4700

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of the federal securities laws. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as result, are expected to, will continue, anticipate, aim, believe, will, could, should, would, estimated, may, plan, potential, future, projection, goals, target, predict and intend or words of similar meaning) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors discussed in our reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on our operations and financial results, and could cause our actual results to differ materially from those contained or implied in forward-looking statements made by us or on our behalf in this prospectus, any applicable prospectus supplement, in the documents incorporated by reference herein, in presentations, on our website, in response to questions or otherwise.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The issues and associated risks and uncertainties discussed in the reports that are incorporated herein by reference are not the only ones we may face. Additional issues may arise or become material. The risks and uncertainties associated with those additional issues could impair our business in the future. See “Risk Factors.”

DESCRIPTION OF COMMON UNITS

The Units

All holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of Our Partnership Agreement.”

For a description of the relative rights and preferences of holders of our common units and the Series A convertible preferred units representing limited partner interests in NEP (“Series A preferred units”) in and to partnership distributions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

As of July 2, 2018, we had $300 million aggregate principal amount of senior unsecured convertible notes (“convertible notes”) outstanding, which convertible notes are guaranteed by NEP OpCo. A holder of the convertible notes may convert all or a portion of its convertible notes into common units and cash in lieu of any fractional common unit at the conversion rate. At July 2, 2018, the conversion rate, subject to certain adjustments, was 18.9170 common units per $1,000 principal amount of the convertible notes, which rate is equivalent to a conversion price of approximately $52.8625 per common unit. Upon the occurrence of a fundamental change (as defined in the indenture governing the convertible notes) holders of the convertible notes may require us to repurchase all or a portion of their convertible notes for cash in an amount equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any. The convertible notes are not redeemable at our option prior to maturity.

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for their activities in those capacities, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to our common units transferred when such transfer or admission is reflected in our register and such limited partner becomes the record holder of our common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms of our partnership agreement;

•	will be deemed to represent that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	will be deemed to make the consents, acknowledgements and waivers contained in our partnership agreement.

We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PROVISIONS OF THE PARTNERSHIP AGREEMENTS AND OTHER ARRANGEMENTS

RELATING TO CASH DISTRIBUTIONS

We will distribute our available cash (as defined below, with respect to each quarter) to our unitholders. Our cash flow is generated from distributions we receive from NEP OpCo. As a result, our ability to make distributions to our unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners, including us. Set forth below is a summary of the significant provisions of our partnership agreement, the partnership agreement of NEP OpCo (“NEP OpCo partnership agreement”) and certain other agreements as they relate to cash distributions. The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreements, each of which is filed as an exhibit to the annual, quarterly or current reports under the Exchange Act incorporated by reference herein. The summary is also qualified in its entirety by reference to the other agreements referenced below, each of which is filed as an exhibit to the annual, quarterly or current reports under the Exchange Act incorporated by reference herein. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests, such as the Series A preferred units, that may have rights which differ from the rights applicable to our common units as described in this prospectus.

As described below under “—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions,” NextEra Energy Operating Partners GP, LLC (“NEP OpCo GP”) has broad discretion to make certain decisions under NEP OpCo’s partnership agreement, including with respect to the establishment of cash reserves. Since we own all of the equity interests of NEP OpCo GP, decisions made by NEP OpCo GP under NEP OpCo’s partnership agreement are ultimately made at the direction of our Board or, in certain limited circumstances, our general partner.

On April 29, 2015, NEP OpCo made an equity method investment in the McCoy and Adelanto solar projects. In connection with this investment, NEP OpCo issued 1,000,000 of its Class B, Series 1 limited partner interests (with respect to the McCoy project) and 1,000,000 of its Class B, Series 2 limited partner interests (with respect to the Adelanto projects) (together, the “OpCo Class B units”) to NextEra Energy Equity Partners, LP (“NEE Equity”) for approximately 50% of the ownership interests in three solar projects. NEE Equity, as holder of the OpCo Class B units, retains 100% of the economic rights in the projects to which the respective OpCo Class B units relate, including the right to all distributions paid to NEP OpCo by the project subsidiaries that own the projects. Distributions on the OpCo Class B units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the OpCo Class B units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement, and as a result such OpCo Class B units are not included in the determinations discussed below. See also “Material Provisions of the NEP OpCo Partnership Agreement—Issuance of Additional Partnership Interests—OpCo Class B Units.”

Provisions of Our Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash first to holders of Series A preferred units in an amount equal to the Series A distribution amount (as discussed under “—Series A Distribution Amount” and excluding any portion of the Series A distribution amount paid in Series A preferred units), and then to all holders of our common units of record on the applicable record date. Generally, our available cash is all cash on hand at the date of determination in respect of such quarter (including any expected distributions from NEP OpCo), less the amount of cash reserves established by our Board. Our available cash does not include any proceeds received for the sale of any Series A preferred units or our securities that rank pari passu with the Series A preferred units as to distributions. Although we currently expect that cash reserves would be established solely to provide for the payment of income taxes, if any, or other liabilities of our partnership, we expect NEP OpCo to establish cash reserves prior to making distributions to our partnership to pay costs and expenses of our subsidiaries, in addition to our expenses, as well as any debt service requirements and future capital expenditures. Our cash flow is generated from distributions we receive from NEP OpCo each quarter.

Units Eligible for Distribution

As of March 31, 2018, the only classes of our limited partnership interests outstanding were common units, Series A preferred units and Special Voting Units, and we have 54,313,714 common units outstanding, 14,021,561 Series A preferred units and 101,440,000 Special Voting Units outstanding.

Each common unit is entitled to receive distributions (including upon liquidation) on a pro rata basis. Series A preferred units are entitled to received distributions in an amount equal to the Series A distribution amount (as discussed under “—Series A Distribution Amount” and excluding any portion of the Series A distribution amount paid in Series A preferred units). Special Voting Units are not entitled to receive any distributions. We may issue additional units to fund the redemption of NEP OpCo’s common units tendered by NEE Equity under the exchange agreement between NEP, NEP OpCo and NEE Equity. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our Board, may have rights which differ from the rights applicable to our common units as described in this prospectus.

General Partner Interest

Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. However, to the extent our general partner owns common units or other equity securities in us, it will be entitled to receive cash distributions on any such interests. Similarly, to the extent our general partner owns units that have voting rights, it will be entitled to exercise its voting power with respect to such interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to discharge any outstanding liabilities, next to holders of Series A preferred units to satisfy the applicable liquidation preference, and finally to our holders of our common units on a pro rata basis.

Series A Distribution Amount

Holders of the Series A preferred units will receive cumulative quarterly distributions equal to $0.4413 per unit for quarters ending on or before November 15, 2020 (the third anniversary of the issuance date of the Series A preferred units), which may be paid, at our election, in cash, in kind or a combination thereof. If we fail to pay a distribution for quarters ended on or before November 15, 2020, the distribution automatically will be deemed paid in kind under our partnership agreement. For quarters ending after November 15, 2020, holders will receive cumulative quarterly distributions equal to the greater of $0.4413 per unit and the amount that the Series A preferred units would have received if they had converted into our common units at the then-applicable Series A conversion rate (as defined under “Material Provisions of Our Partnership Agreement—Issuance of Additional Partnership Interest—Conversion of Series A Preferred Units”), and we may elect to pay up to 1/9th of the distribution period amounts in kind. The quarterly distribution amount and portion of the distribution that may be paid in kind will be prorated for the quarter that includes November 15, 2020. If we fail to pay a distribution during a subsequent distribution period, we would be unable to pay any distributions on or redeem or repurchase any junior securities, including our common units, prior to paying the unpaid cash component of the quarterly distribution, including any previously accrued and unpaid cash distributions.

Capital Distribution Basket

While any Series A preferred units are outstanding, we may not declare or pay distributions in any given quarter that exceed an amount equal to the then-available Capital Distribution Basket (as defined below) from (i) borrowings, refinancing or refundings of indebtedness and sales of debt securities by us, (ii) sales of equity interests by us and (iii) sales or dispositions of any of our assets (any of the foregoing, “Capital Proceeds”). “Capital Distribution Basket” means, at the time of determination, (i) an amount equal to four times the total distributions to the holders of NEP OpCo common units under the NEP OpCo partnership agreement for the preceding quarter less (ii) the sum of (x) any amounts previously distributed by NEP OpCo to the holders of NEP OpCo common units under the NEP OpCo partnership agreement from capital surplus on or following June 20, 2017 (the date we entered into the Series A Preferred Unit Purchase Agreement (as amended, “Series A purchase agreement”)) and (y) any amounts previously distributed by us to our common unitholders under our partnership agreement from Capital Proceeds on or following the date of the Series A purchase agreement; provided that if during the preceding quarter, there was a distribution by us or NEP OpCo that reduced the Capital Distribution Basket, the amount in clause (i) shall be determined by reference to the last preceding quarter during which no such distributions were made.

Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP OpCo

General

NEP OpCo’s partnership agreement requires that, within 45 days after the end of each quarter, NEP OpCo distribute its available cash to its unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter plus the amount of excess funds borrowed by NEER which remain unreturned:

•	less, the amount of cash reserves established by NEP OpCo GP to:

•	provide for the proper conduct of NEP OpCo’s business, including reserves for expected debt service requirements and future capital expenditures;

•	comply with applicable law or NEP OpCo’s debt instruments or other agreements, including to pay any amount necessary to make IDR Fee payments (which are certain payments from NEP OpCo to NextEra Energy Management Partners, LP, as manager (“NEE Management”) as a component of the Second Amended and Restated Management Services Agreement among NEP, NEE Management, NEP OpCo and our general partner (“Management Services Agreement”) that are based on the achievement by NEP OpCo of certain target quarterly distribution levels to its unitholders) to NEE Management with respect to that quarter based on NEP OpCo GP’s determination of the amount of available cash that would otherwise be available for distribution in that quarter; and

•	provide funds for distributions to NEP OpCo’s unitholders for any one or more of the next four quarters, provided that NEP OpCo GP may not establish cash reserves for future distributions if the effect of the establishment of such reserves prevents NEP OpCo from distributing an amount equal to the minimum quarterly distribution with respect to all common units;

•	less, the amount of cash contributed by an affiliate of NEP OpCo GP (other than us or our subsidiaries) for the purpose of funding construction costs of our subsidiaries that would otherwise constitute available cash;

•	plus, if NEP OpCo GP so determines, all or any portion of the cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Notwithstanding the foregoing, available cash does not include any proceeds received pursuant to the purchase of or contribution of cash in exchange for any NEP OpCo preferred units with economically equivalent rights to the Series A preferred units (“OpCo Series A preferred units”) or any OpCo Series A parity securities (limited partnership interests of OpCo that rank pari passu as to distributions with the OpCo Series A preferred units) issued in accordance with the NEP OpCo partnership agreement.

Because the amount of available cash for any quarter includes the amount of excess funds borrowed by NEER which remain unreturned, NEP OpCo will be required to demand the return of all or a portion of such funds from NEER and distribute such funds to its unitholders to the extent that NEP OpCo GP is not permitted to reserve the amount of such funds under its partnership agreement, including any reserves established to fund future distributions. In addition, the purpose and effect of the last bullet point above is to allow NEP OpCo GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under NEP OpCo’s partnership agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to partners, provided that NEP OpCo intends to repay the borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to cause NEP OpCo to pay a minimum quarterly distribution to the holders of its common units, including us, of $0.1875 per unit, or $0.75 per unit on an annualized basis, to the extent NEP OpCo has sufficient cash from its operations after the establishment of cash reserves and the payment of expenses, including: (i) expenses of NEP OpCo GP and its affiliates; (ii) our expenses; and (iii) payments to NEER and its affiliates under the Management Services Agreement and the Amended and Restated Cash Sweep and Credit Support Agreement by and between NEP OpCo and NEER (the “CSCS Agreement”). However, NEP OpCo may not be able to pay the minimum quarterly distribution on its units in any quarter. Since we own all of the equity interests of NEP OpCo GP, decisions made by NEP OpCo GP under NEP OpCo’s partnership agreement are ultimately made at the direction of our Board or, in certain limited circumstances, our general partner.

Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to receive an IDR Fee that increases based on the hypothetical amount of adjusted available cash from operating surplus that NEP OpCo would be able to distribute to its common unitholders. Since the IDR Fee is paid from NEP OpCo’s total cash on hand and increases depending on the hypothetical amount of distributions NEP OpCo would have made to its common unitholders, the IDR Fee effectively reduces the amount of cash NEP OpCo has available for distribution to its common unitholders. See “—Payments of the Incentive Distribution Right Fee” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to NEP OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” NEP OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Operating surplus of NEP OpCo is defined as:

•	$35.0 million (as described below); plus

•	all of NEP OpCo’s cash receipts after the closing of our initial public offering on July 1, 2014 (“IPO”), excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus

•	working capital borrowings by NEP OpCo made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued, other than equity issued in connection with the IPO, to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital asset in respect of the period beginning on the date that NEP OpCo enters into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date that the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued to pay the construction period interest on debt incurred, including periodic net payments under related interest rate swap arrangements, or to pay construction period distributions on equity issued, to finance the construction, replacement, acquisition, development or improvement of a capital asset described in the preceding bullet; plus

•	the portion of any IDR Fee payments made to NEE Management as a result of cash distributions paid on equity issued as described in the preceding two bullets; less

•	all of NEP OpCo’s operating expenditures after the closing of the IPO; less

•	the amount of cash reserves established by NEP OpCo GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, the definition of operating surplus does not solely reflect actual cash on hand that is available for distribution to unitholders of NEP OpCo and is not limited to cash generated by operations. For example, the definition of operating surplus includes a provision that enables us to direct NEP OpCo to distribute as operating surplus up to $35.0 million of cash that NEP OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, NEP OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, increases operating surplus by the amount of any such cash distributions.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if NEP OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowing, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Interim capital transactions are defined as:

•	borrowings, refinancings or refundings of indebtedness, other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business, and sales of debt securities;

•	sales of equity securities;

•	sales or other voluntary or involuntary dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and

•	capital contributions received.

Operating expenditures are defined as, without duplication:

•	all cash expenditures of NEP OpCo and its subsidiaries, including taxes, reimbursements of expenses of NEP OpCo GP and its affiliates, director and employee compensation of NEP OpCo’s subsidiaries, payments under the Management Services Agreement and the CSCS Agreement for services rendered, including management and credit support fees, or in reimbursement of draws made on credit support provided by NEER or its affiliates, debt service payments (including principal amortization payments under financing arrangements of NEP OpCo’s subsidiaries), payments made in the ordinary course of business under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized at the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings;

•	all expenses and other cash expenditures (other than U.S. federal income taxes) of NEP, including reimbursements of expenses of its general partner and its affiliates as set forth in the Management Services Agreement and of NEER and its affiliates as set forth in the CSCS Agreement; and

•	payments of the IDR Fee to NEE Management, other than payments of the IDR Fee described in the sixth bullet in the definition of “operating surplus.”

Notwithstanding the foregoing, operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

•	payments, including prepayments and prepayment penalties, of principal of and premium on indebtedness other than working capital borrowings and financing arrangements of NEP OpCo’s subsidiaries;

•	expansion capital expenditures, as described below;

•	payment of transaction expenses, including taxes, relating to interim capital transactions;

•	distributions to unitholders of NEP OpCo; or

•	repurchases of partnership interests (including cash redemptions under the exchange agreement between NEP, NEP OpCo and NEE Equity), excluding repurchases NEP OpCo makes to satisfy obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in NEP OpCo’s partnership agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of NEP OpCo’s equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

NEP OpCo’s partnership agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the IPO equals the operating surplus from the IPO through the end of the quarter immediately preceding that distribution. NEP OpCo’s partnership agreement requires that NEP OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that NEP OpCo will make any distributions from capital surplus.

NEP OpCo Capital Distribution Basket

While any Series A preferred units are outstanding, NEP OpCo may not declare or pay distributions from capital surplus in any given quarter that exceed an amount equal to the then-available NEP OpCo Capital Distribution Basket. “NEP OpCo Capital Distribution Basket” means, at the time of determination, (i) an amount equal to four times the total distributions to the holders of NEP OpCo common units under the NEP OpCo partnership agreement for the preceding quarter less (ii) the sum of (x) any amounts previously distributed by NEP OpCo to its common unitholders under the NEP OpCo partnership agreement from capital surplus on or following the date of the Series A purchase agreement and (y) any amounts previously distributed by us to holders of our common units under our partnership agreement from Capital Proceeds on or following the date of the Series A purchase agreement; provided that if during the preceding quarter, there was a distribution by NEP OpCo or us that reduced the NEP OpCo Capital Distribution Basket, the amount in clause (i) shall be determined by reference to the last preceding quarter during which no such distributions were made.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase NEP OpCo’s operating income, operating capacity or operating cash flow over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional clean energy projects to the extent such capital expenditures are expected to increase NEP OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.

Maintenance capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are made to maintain, over the long term, operating capacity, operating income or operating cash flow. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace NEP OpCo’s clean energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.

Distributions and Payments of Available Cash from Operating Surplus

NEP OpCo will make distributions or payments of 100% of its available cash from operating surplus for any quarter in the following order of priority:

•	first, as distributions or payments with respect to NEP OpCo’s Series A preferred units; and

•	second, to the holders of NEP OpCo’s common units, pro rata.

Holders of OpCo Class B units are not entitled to distributions from available cash.

Payments of the Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to the IDR Fee, which is calculated based on the hypothetical amount of adjusted available cash from operating surplus that NEP OpCo would be able to distribute to its common unitholders after the minimum quarterly and the target quarterly distribution levels described below have been achieved. The right to receive the IDR Fee is currently held by NEE Management, but may be assigned. Although cash used to pay the IDR Fee will be an operating expenditure, the description below assumes that any IDR Fee will not reduce NEP OpCo’s operating surplus and will be paid with available cash from operating surplus. We use this assumption in the description below for illustrative purposes to demonstrate that the calculation of IDR Fee payments for each quarter will be based on hypothetical amounts that would be available for distribution to NEP OpCo common unitholders if the IDR Fee was not an operating expense and NEE Management held a class of equity interests in NEP OpCo entitled to such distributions based on the achievement of the target quarterly distribution levels. Once the amount of IDR Fee payments is determined, the amount will be classified as an operating expense and operating surplus will be reduced by a like amount before available cash is distributed by NEP OpCo to its common unitholders on a pro rata basis.

If, for any quarter, NEP OpCo has adjusted available cash equal to or greater than $14,039,546.64 plus the product of (i) the NEP OpCo common units outstanding on the record date for that quarter and (ii) $0.3525 per NEP OpCo common unit (subject to adjustment under the Management Services Agreement) (such sum, the “base incentive amount”), NEP OpCo will calculate the IDR Fee using the hypothetical distributions of adjusted available cash to NEP OpCo common unitholders described below:

•	first, to make a payment of $14,039,546.64 to NEE Management in respect of the IDR Fee and to distribute any remaining adjusted available cash to all NEP OpCo common unitholders, pro rata, until the sum of fees paid to NEE Management and distributions deemed to be made to NEP OpCo common unitholders is equal to the base incentive amount; and

•	thereafter, to distribute 75% of any remaining adjusted available cash to all NEP OpCo common unitholders, pro rata, and to make a payment of 25% of any remaining adjusted available cash to NEE Management in respect of the IDR Fee.

If, for any quarter, NEP OpCo has adjusted available cash less than the base incentive amount, then, NEP OpCo will calculate the IDR Fee using the hypothetical distributions of adjusted available cash described below, provided that the hypothetical distributions to NEP OpCo common unitholders set forth below will be calculated as though the total NEP OpCo common units outstanding is equal to the base unit amount:

•	first, to distribute 100% to all NEP OpCo common unitholders, pro rata, until each common unitholder is deemed to have received a total of $0.215625 per unit (or 115% of the minimum quarterly distribution) for that quarter;

•	second, to distribute 85% to all NEP OpCo common unitholders, pro rata, and to make a payment of 15% to NEE Management in respect of the IDR Fee, until each common unitholder is deemed to have received a total of $0.234375 per unit (or 125% of the minimum quarterly distribution) for that quarter;

•	third, to distribute 75% to all NEP OpCo common unitholders, pro rata, and to make a payment of 25% to NEE Management in respect of the IDR Fee, until each common unitholder is deemed to have received a total of $0.281250 per unit (or 150% of the minimum quarterly distribution) for that quarter; and

•	thereafter, to distribute 50% to all NEP OpCo common unitholders, pro rata, and to make a payment of 50% to NEE Management in respect of the IDR Fee;

provided that, in each case, the IDR Fee will be paid until (x) the aggregate deemed per NEP OpCo common unit distribution to NEP OpCo unitholders equals (y) the per NEP OpCo common unit distribution declared by NEP OpCo to NEP OpCo unitholders in accordance with the NEP OpCo limited partnership agreement for the applicable quarter. Further, if NEP OpCo has adjusted available cash less than the base incentive amount for any quarter, the aggregate IDR Fee for such quarter will not exceed $14,039,546.64.

As used in this prospectus, “base unit amount” means 155,676,955 NEP OpCo common units, subject to proportional adjustment in the event of any distribution, combination or subdivision (whether effected by a distribution payable in units or otherwise) of NEP OpCo limited partnership interests in accordance with the NEP OpCo limited partnership agreement or in any redemption, repurchase, acquisition or similar transaction by NEP OpCo of NEP OpCo common units.

“Adjusted available cash” means, in respect of any quarter, any remaining available cash that would be deemed to be operating surplus under the NEP OpCo limited partnership agreement before giving effect to the payment of the IDR Fee and after giving effect to the payment of the Series A distribution amount; provided that, if NEP OpCo has adjusted available cash less than the base incentive amount for any quarter, “adjusted available cash” means, in respect of such quarter, any remaining available cash that would be deemed to be operating surplus under the NEP OpCo limited partnership agreement before giving effect to the payment of the IDR Fee, after giving effect to the payment of the Series A distribution amount, and after subtracting the aggregate amount that would be required to be distributed to NEP OpCo common unitholders to equal the product of the base unit amount on the applicable record date for such quarter multiplied by the first target quarterly distribution.

Percentage Allocations of Adjusted Available Cash from Operating Surplus

Adjusted Available Cash Equal to or Greater than Base Incentive Amount

The following table sets forth the percentage allocations of adjusted available cash from operating surplus between NEE Management (in respect of the IDR Fee) and NEP OpCo’s common unitholders (in respect of their common units), in distributions to common unitholders above $0.3525 per NEP OpCo common unit and assuming that NEP OpCo has adjusted available cash from operating surplus in an aggregate amount equal to or greater than the base incentive amount for a particular quarter. For illustrative purposes (as described above), the following also assumes that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The percentage interests assume that NEE Management has not assigned its right to the IDR Fee.

Total Quarterly Distribution per NEP OpCo Common Unit Target Amount	Marginal Percentage Interest in Adjusted Available Cash
	NEP OpCo Common Unitholders	NEE Management
above $0.3525	75.0%	25.0%

Adjusted Available Cash Less than Base Incentive Amount

The following table sets forth the percentage allocations of adjusted available cash from operating surplus between NEE Management (in respect of the IDR Fee) and NEP OpCo’s common unitholders (in respect of their common units), assuming that NEP OpCo has adjusted available cash from operating surplus in an aggregate amount less than the base incentive amount for a particular quarter, and based on the specified target quarterly distribution levels. For illustrative purposes (as described above), the following also assumes that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The amounts set forth under “Marginal Percentage Interest in Adjusted Available Cash” are the percentage interests of NEE Management (in respect of the IDR Fee) and the NEP OpCo common unitholders (in respect of their common units) in any adjusted available cash from operating surplus NEP OpCo distributes to common unitholders and pays in respect of the IDR Fee, corresponding to the incremental amounts of distributions to common unitholders in the column “Total Quarterly Distribution per NEP OpCo Common Unit Target Amount.” The percentage interests shown for NEP OpCo’s unitholders and NEE Management for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests assume that NEE Management has not assigned its right to the IDR Fee.

	Total Quarterly Distribution per NEP OpCo Common Unit Target Amount	Marginal Percentage Interest in Adjusted Available Cash
		NEP OpCo Common Unitholders	NEE Management

Minimum Quarterly Distribution	$0.1875	100.0%	0.0%

First Target Quarterly Distribution	above $0.1875 up to $0.215625	100.0%	0.0%

Second Target Quarterly Distribution	above $0.215625 up to $0.234375	85.0%	15.0%

Third Target Quarterly Distribution	above $0.234375 up to $0.281250	75.0%	25.0%

Thereafter	above $0.281250	50.0%	50.0%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

NEP OpCo will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to the holders of the Series A preferred units, as provided above;

•	second, to the holders of NEP OpCo’s common units, pro rata until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus;” and

•	thereafter, as if such distributions were from operating surplus, provided that because the minimum quarterly distribution is reduced to zero, NEP OpCo will pay the IDR Fee at the highest level as described below.

The preceding discussion is based on (1) the assumption that NEP OpCo does not issue any additional classes of equity securities (other than Series A preferred units) and (2) the fact that holders of OpCo Class B units are not entitled to such distributions.

Effect of a Distribution from Capital Surplus

NEP OpCo’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price on NEP OpCo’s common units (equal to the IPO price of $25.00 per common unit), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once NEP OpCo distributes capital surplus on a common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. NEP OpCo will then make all future distributions from operating surplus to common unitholders, pro rata, after making required distributions, if any, to Series A preferred unitholders. However, once the minimum quarterly distribution and the target quarterly distribution levels are reduced to zero, NEP OpCo will pay the IDR Fee to NEE Management at the highest level, which will be equal to 100% of any distributions paid to the common unitholders, effectively reducing the total cash available for distributions to unitholders. See “—Incentive Distribution Right Fee” above.

Adjustment to the Minimum Quarterly Distribution and the Target Quarterly Distribution Levels

In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if NEP OpCo combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•	the minimum quarterly distribution;

•	the target quarterly distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of NEP OpCo’s common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. NEP OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If NEP OpCo dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. NEP OpCo will first apply the proceeds of liquidation to discharge any outstanding liabilities, including any payments of the IDR Fee to which NEE Management is entitled, next to holders of OpCo Series A preferred units to satisfy the applicable liquidation preference, and finally to holders of NEP OpCo’s common units on a pro rata basis.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The following is a summary of certain material provisions of our partnership agreement, which is filed as an exhibit to the annual, quarterly or current reports under the Exchange Act incorporated by reference herein. Other material provisions of our partnership agreement are summarized in other sections of this prospectus and the documents incorporated by reference herein, including under “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.” The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of our partnership agreement, which is filed as an exhibit to the annual, quarterly or current reports under the Exchange Act incorporated by reference herein. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our Board, may have rights that differ from the rights applicable to our common units as described in this prospectus.

Organization and Duration

Our partnership was formed in March 2014 and has a perpetual existence unless terminated under the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to any business activity that is approved by our Board and our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, however, that, without the prior written consent of our general partner, which consent may be granted or withheld in its sole discretion, we and our subsidiaries do not have any power or authority to solicit, review, respond to or otherwise participate in any request for proposal relating to, or otherwise engage in, or seek to engage in, certain activities or lines of business.

Although our Board and our general partner have the ability to cause us to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, our Board and our general partner may, to the fullest extent permitted by law, decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or in the best interests of our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our Board and our general partner are authorized in general to perform all acts they determine to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Our limited partners are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Management by Board; Officers

Our general partner has delegated substantially all management power and authority over the business and affairs of the Partnership to our Board established pursuant to our partnership agreement. Our Board consists of seven directors. Any decision to be made by our Board will require the approval of at least four directors present and voting at any meeting at which a quorum is present, and four directors constitute a quorum. If our Board is unable to make a decision with respect to certain matters relating to our distribution of cash, our capital expenditures, the acquisition, disposition and use of our assets and purchases and sales of our partnership interests or related derivative securities, NEE Management, which serves as the Manager under the terms of the Management Services Agreement, is authorized to take any action with respect to such matter that is consistent with our operational plan then in effect, which plan is approved annually by our Board. Notwithstanding the foregoing, our general partner retains the authority to make tax filings and to consent to certain matters of the Partnership. See “—Certain Matters Requiring Consent of the General Partner.”

Our officers and, if any, employees are appointed, retained, terminated and replaced by our Board. However, so long as NEE Management (or another affiliate of NextEra Energy, Inc. (“NEE”)) serves as the Manager under the Management Services Agreement, the Manager, pursuant to the terms of the Management Services Agreement, will designate individuals (i) to serve on the boards of directors or their equivalents of our subsidiaries and (ii) to carry out the functions of principal executive, accounting and financial officers and otherwise to act as our officers and officers of our subsidiaries. Our Board (i) will appoint such individuals designated by the Manager as our officers and, if any, employees and (ii) will cause the boards of directors or their equivalents or the controlling shareholder, member or general partner of our subsidiaries to appoint such individuals designated by the Manager to the applicable roles with respect to the applicable entity, as long as, in each case, the designees are determined by the Manager in good faith to have the appropriate experience, qualifications, skills and such other relevant attributes to carry out such persons’ designated functions.

Annual and Special Meetings

Pursuant to the terms of our partnership agreement, an annual meeting of limited partners for the election of directors and for other properly presented business will be held. Limited partners are not entitled to bring any business before the annual meeting except pursuant to Rule 14a-8 promulgated under the Exchange Act.

Special meetings may be called (i) by our Board, (ii) by our general partner or (iii) by limited partners owning 20% or more of the outstanding units of the class or classes for which such meeting is proposed (without giving effect to any of the voting limitations described below in “—Voting Rights—Limitations on Voting Rights”). Special meetings may be called by limited partners only for the purposes of removing directors elected by limited partners (“LP Elected Directors”) for cause or removing our general partner.

Voting Rights

Our limited partnership interests include our common units, the Special Voting Units and the Series A preferred units. For purposes of this summary, matters described as requiring the approval of a “unit majority” require the approval of at least a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units) and the Special Voting Units, voting together as a single class.

Our limited partners may vote at meetings either in person or by proxy. The holders of a majority of the outstanding units (including those deemed owned by our general partner and its affiliates) represented in person or by proxy constitutes a quorum at a meeting of the limited partners (including annual and special meetings), unless any action by the limited partners requires approval by a greater percentage of the voting power, in which case the quorum will be the greater percentage. The vote of limited partners holding outstanding units representing a majority of the outstanding units entitled to vote at the meeting (on all matters on which the holders of all units vote together as a single class) or a majority of the outstanding units of each class entitled to vote at the meeting (on all matters on which the holders of each class of units vote separately by class) constitutes the vote of all limited partners, unless a different percentage is required under our partnership agreement, in which case the vote of limited partners holding outstanding units representing at least such different percentage with respect to the outstanding units entitled to vote at such meeting (on all matters on which the holders of all units vote together as a single class) or such different percentage with respect to the outstanding units of each class entitled to vote at such meeting (on all matters on which the holders of each class of units vote separately by class) will be required.

Any action of the limited partners that may be taken at a meeting of the limited partners may be taken, if authorized by our Board, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted.

The following table sets forth a summary of the unitholder vote required for the matters specified below. Other than the implied contractual covenant of good faith and fair dealing, our Board, our general partner and its affiliates, including NEE Equity, have no duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or the best interests of our limited partners, in voting units any of them holds or acquires or otherwise.

Partnership Action	Unitholder Vote Required
Issuance of additional units	No approval right. See “—Issuance of Additional Partnership Interests.”

Amendment of our partnership agreement	Certain amendments may be made by our Board or our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority subject to certain

Partnership Action	Unitholder Vote Required
exceptions. See “—Amendment of Our Partnership Agreement” and “—Series A Preferred Units” below.

Certain matters relating to NEP OpCo	Any matters relating to NEP OpCo which require the consent or approval of a majority of the outstanding units of NEP OpCo, including certain amendments of NEP OpCo’s partnership agreement, requires the approval of a unit majority. Any other matters requiring approval by a higher percentage of NEP OpCo common units requires the approval by a corresponding percentage of our unitholders, subject to certain exceptions. Any amendment of the NEP OpCo partnership agreement also requires the approval of our general partner, in its sole discretion. See also “—Series A Preferred Units” below.

Merger or conversion of our partnership	Under most circumstances, a merger or conversion of our partnership requires approval of (i) our general partner, in its sole discretion, (ii) our Board, (iii) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class. Our general partner must also consent to any merger or conversion of any of our subsidiaries. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Sale of all or substantially all of the assets of our partnership and our subsidiaries

Under most circumstances, a sale of all or substantially all of the assets of our partnership and our subsidiaries requires approval of (i) our general partner, in its sole discretion, (ii) our Board, (iii) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class. Pursuant to the Right of First Refusal Agreement, dated as of August 4, 2017, among us, NEP OpCo and NEER, NEP OpCo granted NEER and its subsidiaries a right of first refusal to acquire all the assets owned or acquired by NEP OpCo or its subsidiaries.

Partnership Action	Unitholder Vote Required

Dissolution of our partnership	Under most circumstances, dissolution of our partnership requires approval of (i) our general partner, in its sole discretion, (ii) our Board, (iii) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class. Our general partner must also consent to the dissolution of any of our subsidiaries. See “—Termination and Dissolution.”

Continuation of our business upon dissolution	Under certain circumstances, upon the dissolution of our partnership, the limited partners may elect to continue the business of our partnership on the same terms and conditions set forth in our partnership agreement by appointing as a successor general partner a person approved by the holders of a unit majority. See “—Termination and Dissolution.”

Election of LP Elected Director	A nominee for LP Elected Director will be elected to our Board if, subject to the voting limitations described below, the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. If the number of nominees exceeds the total number of LP Elected Directors to be elected, LP Elected Directors will be elected by a plurality of the votes cast (subject to the voting limitations described below).

Removal of LP Elected Director	An LP Elected Director will be removed for cause from our Board if, subject to the voting limitations described below, the votes cast for such LP Elected Director’s removal exceed the votes cast against such LP Elected Director’s removal.

Withdrawal of our general partner	No approval right. See “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Approval of not less than 66-2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates (including the Special Voting Units). Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. See “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	No approval right. See “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in the General Partner.”

Record holders of our outstanding units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his or her nominee provides otherwise. Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Limitations on Voting Rights

Pursuant to our partnership agreement, if any person owns, together with the members of any related group, the power to vote 5% or more of our outstanding units, then such person, together with any related group, is entitled to vote not more than 5% of such outstanding units in the election or removal of LP Elected Directors, and the amount of such units in excess of 5% in voting power is not entitled to vote in the election or removal of LP Elected Directors. In addition, if, after giving effect to the 5% limitation, any person, together with the members of any related group, still has the power to cast votes equal to or greater than 10% of the units present and actually voted on any matter (including the election or removal of LP Elected Directors), an additional cutback will be imposed so that such person, together with the members of any related group, is entitled to cast votes for not more than 9.99% of the units present and actually voted on such matter, and any units held by such person (together with the members of any related group) equal to 10% or greater in voting power will be voted proportionally with all other votes on such matter; provided that, if such person is our general partner or any of its affiliates, such additional cutback applies only to the election or removal of LP Elected Directors.

Series A Preferred Units

The Series A preferred units vote on an as-converted basis with our common units as a single class, so that each outstanding Series A preferred unit is entitled to one vote for each common unit into which such Series A preferred unit would be convertible at the then-applicable Series A conversion rate on each matter with respect to which each record holder of a common unit is entitled to vote. The Series A preferred units also have certain class voting rights with respect to amendments that adversely affect their distribution, liquidation or conversion rights, their ranking or certain other protections under our partnership agreement and with respect to certain amendments of NEP OpCo’s partnership agreement.

Special Voting Units

NEE Equity will hold the same number of Special Voting Units as the number of common units of NEP OpCo held by NEE Equity. If the ratio at which common units of NEP OpCo held by NEE Equity are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the Special Voting Units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “—Issuance of Additional Partnership Interests” below.

Proxy Access

Our partnership agreement permits a holder of common units, or a group of up to 20 holders of common units, owning continuously for specified periods of time 10% or more of the aggregate number of outstanding common units and Special Voting Units (an “eligible unitholder”) to nominate candidates for election as LP Elected Directors, provided that such eligible unitholder satisfies the requirements set forth in our partnership agreement. The number of common unitholder nominees eligible to appear in our proxy materials for any annual meeting cannot exceed four. No eligible unitholder, or group of eligible unitholders, is entitled to nominate more than two candidates at any annual meeting.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that the limited partner otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the limited partner is obligated to contribute to us for our limited partner’s limited partner interest plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to elect or remove directors;

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in the U.S. and Canada and we may have subsidiaries that conduct business in other countries in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners or members for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interests in NEP OpCo or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our Board without the approval of any partner of our partnership; provided, however, that we may not issue any additional common units, Series A preferred units or Series A parity securities unless we contribute the cash proceeds or other consideration received from the issuance of such additional units in exchange for an equivalent number of corresponding NEP OpCo units.

We have funded acquisitions through the issuance of additional common units. It is likely that we will fund acquisitions through the issuance of additional common units, preferred units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, our issuance of additional common units, preferred units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

Under Delaware law and the provisions of our partnership agreement, we may also issue partnership interests that, as determined by our Board, may have special voting or economic rights to which our common units are not entitled. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to our common units. However, our partnership agreement does prohibit us from issuing additional partnership interests that rank senior to the Series A preferred units without the affirmative vote of 66-2/3% of the outstanding Series A preferred units, subject to certain exceptions. In addition, subject to certain exceptions, our partnership agreement prohibits us from issuing additional partnership interests that rank pari passu with the Series A preferred units (“Series A parity securities”) without the affirmative vote of 66-2/3% of the outstanding Series A preferred units; provided, that we may issue at any time in the aggregate up to the greater of (i) $1 billion of Series A parity securities and (ii) a number of Series A parity securities that, together with the Series A preferred units on an as-converted basis, equals no more than 15% of our outstanding common units and Special Voting Units.

Conversion of Series A Preferred Units

Each holder of Series A preferred units (together with its affiliates) may elect to convert all or any portion of its Series A preferred units into common units initially on a one-for-one basis, subject to customary adjustments and an adjustment for any distributions that have accrued but have not been paid when due (“Series A conversion rate”), at any time (but not more than once per quarter) after June 20, 2019 (or our earlier liquidation, dissolution or winding up), but partial conversions must involve at least $50 million in value of common units unless otherwise approved by us. We may elect to convert all or a portion of the Series A preferred units into common units based on the Series A conversion rate at any time (but not more than once per quarter) after the first anniversary of the date of issuance of the Series A preferred units being converted if:

•	the closing price of our common units exceeds specified thresholds for at least 20 out of 30 trading days immediately preceding the date of our conversion election,

•	the average daily trading volume of our common units for at least 20 out of the 30 trading days immediately preceding the date of our conversion election is equal to or exceeds 165,000 (as adjusted to reflect splits, combinations or similar events),

•	our common units are listed on a national securities exchange, and

•	the conversion involves at least $50 million in value of common units or such lesser amount that relates to all of the then-outstanding Series A preferred units, but we may not convert more than one-third (1/3) of the Series A preferred units issued under the purchase agreement prior to November 15, 2019 (the second anniversary of the final closing date under the purchase agreement (“final closing”)), and may not convert more than two-thirds (2/3) of the Series A preferred units issued under the purchase agreement prior to November 15, 2020 (the third anniversary of the final closing).

With respect to the closing price condition for a conversion of the Series A preferred units by us:

•	the market closing price of our common units must be greater than 120% of $39.2253 (the purchase price per Series A preferred unit pursuant to the Series A purchase agreement (“purchase price”)) for conversions prior to November 15, 2019;

•	the market closing price of our common units must be greater than 130% of the purchase price for the specified period for conversions on or after November 15, 2019 and prior to November 15, 2020; and

•	the market closing price of our common units must be greater than 140% of the purchase price for the specified period for conversions on or after November 15, 2020.

Upon certain events involving a change of control (as defined in our partnership agreement) in which more than 90% of the consideration payable to the holders of our common units is payable in cash, the Series A preferred units automatically convert into our common units at a conversion ratio equal to the higher of:

•	the then-applicable Series A conversion rate (adjusted to reflect pro rata unpaid distributions for the quarter in which the transaction occurs), and

•	the quotient of

•	sum of the purchase price plus any accrued and unpaid distributions on the Series A preferred units multiplied by a premium factor (ranging from 115% to 101% depending on when such transaction occurs), plus a pro rata share of unpaid distributions for the quarter in which the transaction occurs) divided by

•	the average of the volume weighted average price of our common units for the 20 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other change of control events that do not meet the 90% cash consideration threshold described above, each holder of Series A preferred units may elect to:

(a)	convert all of its Series A preferred units to our common units at the then-applicable conversion rate,

(b)	if we are not the surviving entity (or if we are the surviving entity, but our common units cease to be listed on a national securities exchange), require us to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if we are unable to cause such substantially equivalent securities to be issued, to convert into our common units at a premium based on a specified formula subject to aggregate return limitations or to be converted in accordance with clause (a) above or redeemed in accordance with clause (d) below),

(c)	if we are the surviving entity, continue to hold the Series A preferred units, or

(d)	require us to redeem the Series A preferred units at a price per unit equal to 101% of the sum of the purchase price and accrued and unpaid distributions on the applicable Series A preferred units, plus a pro rata share of unpaid distributions for the quarter in which the transaction occurs, which may be paid in cash or our common units (and if paid in our common units, our common units will be issued at 95% of the average of the volume weighted average price for the 30 trading days ending on the fifth trading day prior to the change of control.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our Board or, in limited circumstances, our general partner. However, other than the implied contractual covenant of good faith and fair dealing, neither our Board nor our general partner have any duty or obligation to propose any amendment and our Board and our general partner may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or the best interests of the limited partners. In order to adopt a proposed amendment, other than the amendments described below under “—Amendments that Do Not Require Unitholder Approval,” our Board or our general partner, as applicable, is required to seek approval of such amendment by the limited partners. Except as described below, an amendment that requires approval by the limited partners must be approved by the holders of a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless the amendment is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing these types of amendments can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

Amendments Requiring Dual Class Voting

Any amendment to our partnership agreement with respect to the provisions relating to the distributions of available cash, the management and operation of our business, our general partner’s authority to amend our partnership agreement (as described below), our Board’s authority to amend our partnership agreement (as described below), annual meetings and special meetings, quorum and voting, limitations on voting power, and proxy access, or any defined terms used in those provisions, will require the approval of the holders of (i) at least a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding common units owned by our general partner and its affiliates), voting as a separate class, and (ii) at least a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class.

Amendments that Do Not Require Unitholder Approval

Our partnership agreement provides that our Board (instead of our general partner) generally may make amendments to our partnership agreement without the approval of any partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our Board determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

•	any amendment that is necessary, in the opinion of our counsel, to prevent us, our general partner or their respective directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, as amended (“Investment Company Act”), the Investment Advisors Act of 1940, as amended (“Advisors Act”), or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	any amendment that our Board determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of our partnership interests in accordance with our partnership agreement;

•	any amendment expressly permitted in our partnership agreement to be made by our Board acting alone;

•	any amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our Board determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	any change in our fiscal year or taxable year and any other changes that our Board determines to be necessary or appropriate as a result of such change;

•	any conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance;

•	a modification of the qualification of eligible unitholders for nominating directors with respect to any annual meeting of limited partners; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board may make amendments to our partnership agreement without the approval of any limited partner if our Board determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our Board relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Further, our Board, without the approval of any partner of our partnership, may amend any provision of our partnership agreement in such manner as our Board determines to be necessary or appropriate to prevent the consolidation of the financial results of our partnership and our subsidiaries with those of NEE and its subsidiaries (other than our partnership and our subsidiaries) under United States generally accepted accounting principles (“U.S. GAAP”), so long as such amendment is not materially adverse to us or our limited partners.

Our general partner, without the approval of any other partner of our partnership, may, in its sole discretion, amend any provision of our partnership agreement in connection with such changes to the ownership structure of NEP OpCo’s common units and the Special Voting Units held by our general partner or its affiliates as may be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to us or our limited partners.

No Opinion of Counsel

For amendments of the type not requiring unitholder approval, neither our Board nor our general partner will be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion.

Amendment Affecting a Class of Partnership Interest

Without limitation of our Board’s or our general partner’s authority to adopt amendments without the approval of any partner of our partnership as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the class of partnership interests so affected.

Amendment Changing Percentage of Units Required to Take Actions

Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of limited partners, must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of the outstanding units. Any amendment that would increase the percentage of units required to call a meeting of limited partners must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Amendment of the IDR Fee Provisions

Any amendment to the provisions relating to the IDR Fee (as defined in the Management Services Agreement) contained in the Management Services Agreement that would materially adversely affect holders of our common units requires the approval of the holders of at least a majority of the outstanding common units and the Special Voting Units, voting together as a single class.

Amendment of the NEP OpCo Partnership Agreement

Any amendment of the NEP OpCo partnership agreement that requires approval by holders of at least a majority of the outstanding units of NEP OpCo requires the approval of a unit majority. Any other amendment that requires approval by holders of at least 90% of the NEP OpCo’s units requires the approval by holders of at least 90% of our outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion involving us requires the prior consent of our general partner and approval of our Board. However, our general partner and our Board have no duty or obligation to consent to or approve any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or in the best interests of our limited partners. The merger agreement or plan of conversion also must be approved by the affirmative vote or consent of the holders of (i) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class, unless such merger agreement or plan of conversion effects an amendment to our partnership agreement that would require for its approval the vote or consent of a greater percentage of the outstanding units or of any class of limited partners, in which case such greater percentage will be required. Notwithstanding the foregoing, without the approval of limited partners, we or any of our subsidiaries may convert into a new limited liability entity, or merge into or convey all of our assets to, a newly formed limited liability entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and our Board determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Additionally, without the approval of limited partners, we may merge with another limited liability entity if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction. Our general partner must also consent to any merger or conversion of any of our subsidiaries.

Under our partnership agreement, we may not sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions without the consent of our general partner and the approval of (i) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class. We may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. We may also sell any or all of our assets under a foreclosure of, or other realization upon, those encumbrances without that approval.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election by our Board to dissolve our partnership, if consented to by our general partner and approved by (i) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units) owned by our general partner and its affiliates, voting together as a single class;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner. Our general partner must also consent to the dissolution of any of our subsidiaries.

Certain Matters Requiring Consent of the General Partner

Our general partner’s consent, which may be granted or withheld in its sole discretion, is required for the following actions:

•	a sale of all or substantially all of our and our subsidiaries’ assets;

•	a merger, consolidation or conversion involving us or any of our subsidiaries;

•	dissolution of us or any of our subsidiaries;

•	any amendment of NEP OpCo’s partnership agreement;

•	any direct or indirect transfer of all or any portion of the general partner interest in NEP OpCo to any person;

•	our participation in certain activities or lines of business; and

•	the granting of certain information rights to our limited partners.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner and our Board that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation first to discharge any outstanding liabilities, next to holders of Series A preferred units to satisfy the applicable liquidation preference, and finally to our unitholders on a pro rata basis. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Duties of the General Partner and our Board

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner or board of directors to limited partners and the partnership. The duties described below have not materially changed and are summarized because our Board is also subject to the contractual standards described below.

Our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner, our Board, any director, any committee of our Board or any officer with contractual standards governing the duties of such persons and the methods of resolving conflicts of interest. We believe this is appropriate and necessary because our general partner is owned by NEE, and to the extent any members of our Board are also officers or directors of NEE, such officers or directors have fiduciary duties to NEE. Without these provisions, our general partner and such officers’ or directors’ ability to make decisions involving conflicts of interests would be unduly restricted. These provisions represent a possible detriment to the limited partners, however, because they restrict the remedies available to limited partners for actions that, without those provisions, might constitute breaches of fiduciary duty.

Partnership agreement standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates, our Board, or any director or any committee of our Board that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, and when our Board or any director or committee of our Board makes a determination or takes or declines to take any other action, it must act in “good faith,” meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or our limited partners, other than the implied contractual covenant of good faith and fair dealing.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the public unitholders or the conflicts committee of our Board must be determined by our Board to be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or our partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner and our directors would otherwise be held under applicable Delaware law.

Rights and remedies of limited partners

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner or board of directors has wrongfully refused to institute the action or where an effort to cause a general partner or board of directors to do so is not likely to succeed. These actions include actions against a general partner or board of directors for breach of its contractual duties under the partnership agreement.

Under our partnership agreement, we must indemnify our general partner, its affiliates and their managers, officers and directors (including our directors), to the fullest extent permitted by law, against liabilities, costs and expenses incurred by such indemnitees. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless such indemnitees acted with knowledge that their conduct was unlawful. Thus, our general partner and our directors could be indemnified for their negligent acts if they meet the requirements set forth above. See “—Indemnification” above regarding the duties of our general partner.

A transferee of or other person acquiring a Unit will be deemed to have agreed to be bound by the provisions in our partnership agreement, including the provisions described above. See “—Transfer of Common Units.” The failure of a limited partner to sign our partnership agreement does not render our partnership agreement unenforceable against that person.

Withdrawal or Removal of the General Partner

Our general partner will be deemed to have withdrawn from our partnership upon the occurrence of, among others, any of the following events:

•	Voluntary withdrawal. Our partnership agreement permits our general partner to voluntarily withdraw by giving at least ninety days’ advance notice to our unitholders, and such withdrawal will take effect on the date specified in such notice.

•	Transfer of all of our general partner’s general partner interest.

•	Removal by limited partners. Our general partner may not be removed unless (i) the removal is approved by the vote of the holders of not less than 66-2/3% of the outstanding units (including units held by our general partner and its affiliates), voting together as a single class, and (ii) we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the election of a successor general partner by a unit majority. The ownership of more than 33 1/3% of the outstanding units by NEE and its affiliates would give them the practical ability to prevent our general partner’s removal.

Prior to the effective date of the voluntary withdrawal or the removal of our general partner, the holders of a unit majority may elect a successor general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”

Transfer of General Partner Interest

Our general partner may transfer its general partner interest without the consent of the limited partners if certain conditions are met, including (i) the transferee assumes the rights and duties of our general partner and agrees to be bound by the provisions of our partnership agreement, (ii) our partnership receives an opinion of counsel regarding limited liability matters and (iii) the transferee agrees to purchase all or the appropriate portion of the partnership or membership interest of our general partner as the general partner or managing member of each of our subsidiaries.

In general, our general partner and its affiliates may, at any time, transfer common units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NEE and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our unitholders.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to our common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

In most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director (including each LP Elected Director and each GP Appointed Director), officer, managing member, manager, general partner, fiduciary or trustee of (i) our partnership, our subsidiaries, our general partner or any departing general partner or (ii) any affiliate of our partnership, our subsidiaries, our general partner or any departing general partner;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our Board, our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our Board or our general partner.

Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. An affiliate of our general partner has purchased insurance against liabilities asserted against and expenses incurred by our general partner’s directors and executive officers, as well as our directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with its service as our general partner. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Tax Matters

We have elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Our general partner determines whether we will make any other tax elections permitted by federal, state, local or foreign tax law.

Our general partner has exclusive authority for the making of tax filings, or rendering of periodic or other tax reports to governmental or other agencies having jurisdiction over our business or assets.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his or her interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his or her own expense, have furnished to him or her:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our Board may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our Board determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Any disclosure of such information to the limited partners requires the prior written consent of our general partner. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Dissenters’ Rights of Appraisal

The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

MATERIAL PROVISIONS OF THE NEP OPCO PARTNERSHIP AGREEMENT

The following is a summary of certain material provisions of the NEP OpCo partnership agreement. The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the NEP OpCo partnership agreement, which is filed as an exhibit to the annual, quarterly or current reports under the Exchange Act incorporated by reference herein.

We summarize the provisions of the NEP OpCo partnership agreement regarding distributions of available cash elsewhere in this prospectus. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”

Organization and Duration

NEP OpCo was formed in March 2014 and has a perpetual existence unless terminated under the terms of its partnership agreement.

Purpose

NEP OpCo’s purpose under the NEP OpCo partnership agreement is limited to any business activity that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, however, that, without the prior written consent of our general partner, which consent may be granted or withheld in its sole discretion, NEP OpCo and its subsidiaries do not have any power or authority to solicit, review, respond to or otherwise participate in any request for proposal relating to, or otherwise engage in, or seek to engage in, certain activities or lines of business.

Although NEP OpCo GP has the ability to cause it and its subsidiaries to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, NEP OpCo GP may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. NEP OpCo GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out its purposes and to conduct its business. Since we own all of the equity interests of NEP OpCo GP, decisions made by NEP OpCo GP under NEP OpCo’s partnership agreement are ultimately made at the direction of our Board or, in certain limited circumstances, our general partner.

Capital Contributions

Unitholders are not obligated under NEP OpCo’s partnership agreement to make additional capital contributions with respect to the units in NEP OpCo that they own. NEP OpCo GP is not obligated under the NEP OpCo partnership agreement to make any capital contributions.

Meetings; Voting Rights

Record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of NEP OpCo’s limited partners and to act upon matters for which approvals may be solicited. For purposes of this summary, matters described as requiring the approval of a “unit majority” of NEP OpCo require the approval of at least a majority of the outstanding NEP OpCo common units (including OpCo Series A preferred units, voting as if converted into NEP OpCo common units).

We do not anticipate that any meeting of NEP OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by NEP OpCo GP. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy constitutes a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit is entitled to a number of votes on any matter presented to the holders of units for a vote that is equal to the holder’s percentage interest in NEP OpCo units, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his or her nominee provides otherwise.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units under NEP OpCo’s partnership agreement will be delivered to the record holder by NEP OpCo or by the transfer agent.

Issuance of Additional Partnership Interests

NEP OpCo’s partnership agreement authorizes NEP OpCo to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by its general partner without the approval of holders of NEP OpCo’s common units.

Under Delaware law and the provisions of NEP OpCo’s partnership agreement, NEP OpCo may also issue additional series or classes of limited partner interests that may have rights or preferences which differ from the terms of NEP OpCo’s common units. NEP OpCo’s partnership agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to NEP OpCo common units.

At any time when NEP issues additional common units, Series A preferred units or Series A parity securities, NEP OpCo will issue an equivalent number of corresponding units to NEP. In addition, any time when NEP issues other classes or series of partnership interests, we expect that NEP OpCo will issue an equivalent number of such other classes or series of partnership interests to NEP. As a result, if NEP issues additional securities to fund acquisitions or for other purposes, we expect that NEP OpCo will be required to issue a like amount of additional securities to NEP, which may dilute the value of the interests of the then-existing holders of NEP OpCo’s common units in NEP OpCo’s net assets.

OpCo Class B Units

On April 29, 2015, NEP OpCo made an equity method investment in the McCoy and Adelanto solar projects. In connection with this investment, NEP OpCo issued the OpCo Class B Units to NEE Equity for approximately 50% of the ownership interests in three solar projects. NEE Equity, as holder of the OpCo Class B units, retains 100% of the economic rights in the projects to which the respective OpCo Class B units relate, including the right to all distributions paid to NEP OpCo by the project subsidiaries that own the projects. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”

In the event of a liquidation of NEP OpCo, the holders of the OpCo Class B units will be entitled to receive as a preferential distribution any and all proceeds from any sale or disposition of the applicable projects. So long as any OpCo Class B units remain outstanding, NEP OpCo is not permitted to issue or sell any additional units of the same class or any other interests in or rights to the contributed projects. In addition, so long as any OpCo Class B units remain outstanding, NEP OpCo cannot amend its partnership agreement in any manner that would adversely affect the designations, preferences, rights, powers and duties of the holders of OpCo Class B units.

Transfer of Common Units

By transfer of common units in accordance with NEP OpCo’s partnership agreement, each transferee of common units will be admitted as a limited partner with respect to NEP OpCo common units transferred when such transfer or admission is reflected in NEP OpCo’s register and such limited partner becomes the record holder of NEP OpCo common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms of NEP OpCo’s partnership agreement;

•	will be deemed to represent that the transferee has the capacity, power and authority to enter into NEP OpCo’s partnership agreement; and

•	will be deemed to make any consents, acknowledgements or waivers contained in NEP OpCo’s partnership agreement.

NEP OpCo is entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on NEP OpCo’s register, NEP OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendment of NEP OpCo’s Partnership Agreement

General

Amendments to NEP OpCo’s partnership agreement may be proposed only by NEP GP. However, other than the implied contractual covenant of good faith and fair dealing, NEP GP has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners. In order to adopt a proposed amendment, other than the amendments described below, NEP OpCo GP is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless the amendment is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NEP OpCo to NEP OpCo GP or any of its affiliates without NEP OpCo GP’s consent, which consent may be given or withheld at its option.

The provisions of NEP OpCo’s partnership agreement preventing these types of amendments can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by NEP OpCo GP and its affiliates). As of March 31, 2018, NEE Equity owns approximately 65.1% of the outstanding common units of NEP OpCo.

No Unitholder Approval

NEP GP may generally make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner to reflect:

•	a change in NEP OpCo’s name, the location of NEP OpCo’s principal office, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the NEP OpCo partnership agreement;

•	a change that NEP GP determines to be necessary or appropriate to qualify or continue NEP OpCo’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of NEP OpCo’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	any amendment that is necessary, in the opinion of NEP OpCo’s counsel, to prevent NEP OpCo or its general partner or NEP GP or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act, the Advisors Act, or “plan asset” regulations adopted under ERISA regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	any amendment that NEP GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of NEP OpCo’s partnership interests in accordance with NEP OpCo’s partnership agreement;

•	any amendment expressly permitted in NEP OpCo’s partnership agreement to be made by NEP GP acting alone;

•	any amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of NEP OpCo’s partnership agreement;

•	any amendment that NEP GP determines to be necessary or appropriate to reflect and account for the formation by NEP OpCo of, or NEP OpCo’s investment in, any corporation, partnership or other entity, in connection with NEP OpCo’s conduct of activities permitted by its partnership agreement;

•	any change in NEP OpCo’s fiscal year or taxable year and any other changes that NEP GP determines to be necessary or appropriate as a result of such change;

•	any conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, NEP GP may make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner if NEP GP determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute; or

•	are required to effect the intent of the provisions of NEP OpCo’s partnership agreement or are otherwise contemplated by the NEP OpCo partnership agreement.

Further, NEP GP, without the approval of any partner of NEP OpCo, may amend any provision of NEP OpCo’s partnership agreement in such manner as NEP’s board of directors determines to be necessary or appropriate to prevent the consolidation of the financial results of NEP OpCo and its subsidiaries with those of NEE and its subsidiaries (other than with us and our subsidiaries) under U.S. GAAP, so long as such amendment is not materially adverse to NEP OpCo or any class of NEP OpCo’s unitholders.

NEP GP, without the approval of any other partner of NEP OpCo, may, in its sole discretion, amend any provision of the NEP OpCo partnership agreement in connection with such changes to the ownership structure of NEP OpCo’s common units held by NEP OpCo GP or its affiliates as may be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to NEP OpCo or any class of NEP OpCo’s unitholders.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, NEP OpCo will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the NEP OpCo partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless NEP OpCo first obtains such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests requires the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove NEP OpCo GP or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove NEP OpCo GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of the outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of NEP OpCo requires the prior consent of our general partner, which consent may be granted or withheld in its sole discretion, and the prior consent of NEP OpCo GP.

However, our general partner and NEP OpCo GP have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners.

In addition, the NEP OpCo partnership agreement generally prohibits NEP OpCo GP without the prior approval of NEP GP and the holders of a unit majority, from causing NEP OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of NEP OpCo’s assets in a single transaction or a series of related transactions. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of NEP OpCo’s assets without such approval. NEP OpCo GP may also sell any or all of NEP OpCo’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, NEP GP and NEP OpCo GP may consummate any merger or consolidation of NEP OpCo with another limited liability entity without the prior approval of NEP OpCo’s unitholders if NEP OpCo is the surviving entity in the transaction, NEP OpCo GP has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the NEP OpCo partnership agreement requiring unitholder approval, each of NEP OpCo’s units will be an identical unit of the partnership following the transaction, and the partnership interests to be issued by NEP OpCo in such merger do not exceed 20% of NEP OpCo’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the NEP OpCo partnership agreement are satisfied, our general partner and NEP OpCo GP may convert NEP OpCo or any of its subsidiaries into a new limited liability entity or merge NEP OpCo or any of its subsidiaries into, or convey all of NEP OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in NEP OpCo’s legal form into another limited liability entity, the general partner of NEP OpCo has received an opinion of counsel regarding limited liability and NEP OpCo GP determines that the governing instruments of the new entity provide the limited partners and NEP OpCo GP with the same rights and obligations as contained in the NEP OpCo partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the NEP OpCo partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of NEP OpCo’s assets or any other similar transaction or event.

Termination and Dissolution

NEP OpCo will continue as a limited partnership until dissolved and terminated under the NEP OpCo partnership agreement. NEP OpCo will dissolve upon:

•	the election of NEP OpCo GP to dissolve it, if approved by the holders of units representing a unit majority and our general partner;

•	there being no limited partners, unless NEP OpCo is continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of NEP OpCo’s partnership; or

•	the withdrawal or removal of NEP OpCo GP or any other event that results in its ceasing to be NEP OpCo GP, other than by reason of a transfer of its general partner interest in accordance with the NEP OpCo partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue NEP OpCo’s business on the same terms and conditions described in NEP OpCo’s partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to NEP OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon NEP OpCo’s dissolution, unless it is continued as a new limited partnership, the liquidator authorized to wind up NEP OpCo’s affairs will, acting with all of the powers of NEP OpCo GP that are necessary or appropriate, liquidate NEP OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation” and “Issuance of Additional Partnership Interests—OpCo Class B units.” The liquidator may defer liquidation or distribution of NEP OpCo’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to NEP OpCo’s partners.

Withdrawal or Removal of the General Partner

NEP OpCo GP may voluntarily withdraw as general partner of NEP OpCo without first obtaining approval of any unitholder by giving 90 days’ written notice that such withdrawal will not violate NEP OpCo’s partnership agreement. Upon voluntary withdrawal of NEP OpCo GP by giving written notice to the other partners, the holders of a unit majority may select a successor, which shall be approved by our general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, NEP OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue NEP OpCo’s business by appointing a successor general partner. See “—Termination and Dissolution.”

NEP OpCo GP may not be removed unless our general partner is removed as our general partner. If our general partner is removed as general partner by unitholders, NEP OpCo GP will also be removed as general partner of NEP OpCo. Any removal of NEP OpCo GP is also subject to the approval of a successor general partner by the vote of the holders of a unit majority. As of March 31, 2018, NEE Equity owns approximately 65.1% of the outstanding common units of NEP OpCo.

Transfer of General Partner Units

NEP OpCo GP and its affiliates may at any time transfer NEP OpCo’s general partner units to one or more persons without unitholder approval, although such transfer requires the consent of our general partner.

Transfer of Ownership Interests in the General Partner

At any time, NEE and its affiliates, including us, may sell or transfer all or part of their direct or indirect interest in NEP OpCo GP without the approval of NEP OpCo’s unitholders.

Status as Limited Partner

By transfer of common units in accordance with NEP OpCo’s partnership agreement, each transferee of common units will be admitted as a limited partner with respect to NEP OpCo common units transferred when such transfer and admission is reflected in NEP OpCo’s register.

Indemnification

Under its partnership agreement, in most circumstances, NEP OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	NEP OpCo GP;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of NEP OpCo, any of NEP OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to NEP OpCo or any of its subsidiaries at the request of NEP OpCo GP or any departing general partner or any of their affiliates; and

•	any person designated by NEP OpCo GP.

Any indemnification under these provisions will only be out of NEP OpCo’s assets. Unless it otherwise agrees, NEP OpCo GP will not be personally liable for NEP OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to NEP OpCo to enable it to effectuate indemnification.

Reimbursement of Expenses

NEP OpCo’s partnership agreement requires NEP OpCo to reimburse NEP OpCo GP for all direct and indirect expenses it incurs or payments it makes on NEP OpCo’s behalf or otherwise incurred by NEP OpCo GP in connection with operating NEP OpCo’s business.

Books and Reports

NEP OpCo GP is required to keep appropriate books of NEP OpCo’s business at NEP OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, NEP OpCo’s fiscal year is the calendar year.

DESCRIPTION OF PREFERRED UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units are not entitled. The terms of any such preferred units will be described in a prospectus supplement.

As of March 31, 2018, we had 14,021,561 Series A preferred units outstanding. The Series A preferred units rank senior to the common units. The Series A preferred units will vote on an as-converted basis with the common units and have certain class voting rights with respect to amendments that adversely affect their distribution, liquidation or conversion rights, their ranking or certain other protections under the NEP partnership agreement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common units or preferred units. The terms of any such warrants being offered and any related warrant agreement between us and a warrant agent will be described in a prospectus supplement.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common units or preferred units. The terms of any such rights being offered and any related rights agreement between us and a rights agent will be described in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, under one or more indentures between us and a trustee. We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations. The terms of any offered debt securities and the applicable indenture will be described in a prospectus supplement.

DESCRIPTION OF EQUITY PURCHASE CONTRACTS AND EQUITY PURCHASE UNITS

We may issue equity purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common units, preferred units or other securities at a future date or dates, which we refer to in this prospectus as equity purchase contracts. The price per common unit, preferred unit or other security and their number may be fixed at the time the equity purchase contracts are issued or may be determined by reference to a specific formula set forth in the equity purchase contracts, and may be subject to adjustment under anti-dilution formulas. The equity purchase contracts may be issued separately or as part of units consisting of an equity purchase contract and our debt securities, our common units or preferred units, or preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder’s obligations to purchase our common units or preferred units under the equity purchase contracts, which we refer to herein as equity purchase units. The equity purchase units may require holders to secure their obligations under the equity purchase contracts in a specified manner. The equity purchase units also may require us to make periodic payments to the holders of the equity purchase contracts or the equity purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis. The applicable prospectus supplement will describe the terms of the equity purchase contracts or equity purchase units.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any prospectus supplement (“Offered Securities”) through underwriters or dealers in firm commitment underwritten offerings.

If we use underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If we use a dealer in the sale, we will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

A prospectus supplement will state the name of any underwriter or dealer and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.

We may authorize underwriters or dealers to solicit offers by certain institutions to purchase the Offered Securities from us at the initial public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

We may have agreements to indemnify underwriters and dealers against, or to contribute to payments which the underwriters and dealers may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of NextEra Energy Partners, LP (NEP) and the effectiveness of NEP’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion and includes an emphasis of a matter regarding the basis of presentation of the consolidated financial statements related to common control acquisitions and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Morgan, Lewis & Bockius LLP, New York, New York will pass upon the legality of the securities offered by this prospectus for NEP.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from us specifying the final terms of a particular offering of securities. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the offer and sale of the securities being registered, other than compensation of any underwriter or dealer, are:

Filing Fee for Registration Statement	$	*
Legal and Accounting Fees		**
Printing (S-3, prospectus, prospectus supplement, etc.)		**
Fees of the Trustee		**
Listing Fee		***
Rating Agencies’ Fees		**
Miscellaneous		**

Total	$	**

*	Under Rules 456(b) and 457(r) under the Securities Act of 1933, the SEC registration fee will be paid at the time of any particular offering of securities under this registration statement, and is therefore not currently determinable.
**	Because an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable. Each prospectus supplement will reflect estimated expenses based on the amount of the related offering.
***	The listing fee is based upon the principal amount of securities listed, if any, and is therefore not currently determinable.

Item 15.	Indemnification of Directors and Officers.

NextEra Energy Partners, LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. As permitted by the Delaware Revised Uniform Limited Partnership Act and pursuant to our partnership agreement, we will generally indemnify our and our general partner’s officers, directors and affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events.

Our general partner has entered into indemnification agreements with our directors under which it has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was a director of us and to advance expenses as incurred by or on behalf of such person in connection therewith.

An affiliate of our general partner has purchased insurance against liabilities asserted against and expenses incurred by our directors and executive officer, as well as our general partner’s directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

NextEra Energy Partners GP, Inc.

Section 102(b)(7) of the Delaware General Corporate Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our general partner’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our general partner’s bylaws provide that it must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The indemnification rights described above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our partnership agreement, our general partner’s certificate of incorporation, our general partner’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16.	Exhibits.

Number	Description

1.1**	Form of Underwriting Agreement with respect to common units, preferred units, warrants, rights, equity purchase contracts and equity purchase rights.

1.2**	Form of Underwriting Agreement with respect to debt securities.

4.1*	Second Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, dated as of August 4, 2017 (filed as Exhibit 3.1 to Form 8-K dated August 7, 2017, File No. 1-36518).

4.2*	Certificate of Limited Partnership of NextEra Energy Partners, LP (filed as Exhibit 3.3 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

Number	Description

4.3*	Certificate of Incorporation of NextEra Energy Partners GP, Inc. (filed as Exhibit 3.5 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.4*	Bylaws of NextEra Energy Partners GP, Inc. (filed as Exhibit 3.6 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.5*	Indenture, dated as of September 8, 2017, by and among NextEra Energy Partners, LP, NextEra Energy Operating Partners, LP and The Bank of New York Mellon, as trustee (filed as Exhibit 4.1 to Form 8-K dated September 8, 2017, File No. 1-36518).

4.6	Form of Indenture relating to debt securities.

4.7	Form of Officer’s Certificate relating to debt securities, including form of debt security.

4.8**	Form of Warrant Agreement (including form of warrant).

4.9**	Form of Rights Agreement.

4.10**	Form of Purchase Contract and Pledge Agreement.

4.11*	Second Amended and Restated Agreement of Limited Partnership of NextEra Energy Operating Partners, LP, dated as of August 4, 2017 (filed as Exhibit 10.1 to Form 8 —K dated August 7, 2017, File No. 1-36518).

4.12*	Certificate of Limited Partnership of NextEra Energy Operating Partners, LP (filed as Exhibit 3.4 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

12	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

24	Powers of Attorney (included on signature page of this registration statement).

*	Incorporated herein by reference as indicated.
**	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424,

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant,

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To file, if applicable, an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

(8)	With respect to a registrant offering equity securities that, prior to such offering, had no obligation to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Juno Beach, State of Florida, on the 3rd day of July, 2018.

NEXTERA ENERGY PARTNERS, LP

By:	/s/ James L. Robo

Name:	James L. Robo

Title:	Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints James L. Robo and Charles E. Sieving, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all successor registration statements relating to the same offering as this registration statement, including any filings pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Robo	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	July 3, 2018
James L. Robo

/s/ John W. Ketchum	Chief Financial Officer (Principal Financial Officer) and Director	July 3, 2018
John W. Ketchum

/s/ Terrell Kirk Crews, II	Controller and Chief Accounting Officer (Principal Accounting Officer)	July 3, 2018
Terrell Kirk Crews, II

/s/ Susan Davenport Austin	Director	July 3, 2018
Susan Davenport Austin

/s/ Mark E. Hickson	Director	July 3, 2018
Mark E. Hickson

/s/ Peter H. Kind	Director	July 3, 2018
Peter H. Kind

/s/ Armando Pimentel, Jr.	Director	July 3, 2018
Armando Pimentel, Jr.

/s/ James N. Suciu	Director	July 3, 2018
James N. Suciu